Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Earthstone Energy, Inc. of our report dated May 27, 2022, relating to the consolidated financial statements of Bighorn Permian Resources, LLC appearing in the Form 8-K/A of Earthstone Energy, Inc. dated June 22, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
July 15, 2022